SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



Date of Report (date of earliest event reported):  June 15, 1994



                             WILLCOX & GIBBS, INC.
            (Exact name of registrant as specified in its charter)



                                   New York
                (State or other jurisdiction of incorporation)



      1-5731                                   13-1474527
(Commission File Number)           (IRS Employer Identification No.)



530 Fifth Avenue - 22nd Floor, New York, New York   10036
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code: (212) 869-1800

ITEM 5  OTHER EVENTS

      Willcox & Gibbs, Inc. ("W&G") has entered into a Sale and Purchase

Agreement, dated as of June 15, 1994 (the "Sale and Purchase Agreement"), with

WG, Inc. ("Parent") and WG Apparel, Inc., a wholly-owned subsidiary of Parent

("Buyer").  The Sale and Purchase Agreement provides for, among other things,

the acquisition by Buyer of substantially all of the assets of W&G's apparel parts and supplies distribution operations, including the assets and operations of W&G's Sunbrand and Unity Sewing Supply divisions and the stock of W&G's

Leadtec Systems Inc. and Willcox & Gibbs, Ltd. subsidiaries.  In exchange for the sale of these assets, W&G will receive consideration valued at approximately $44 million, consisting of $38.6 million in cash, $3 million principal amount of subordinated debt of Parent, approximately 325,000 shares of W&G common stock and a warrant to purchase approximately 15% of Parent.

Parent is a newly-formed company to be owned principally by certain former senior executives of W&G and current senior managers of the apparel operations.

Consummation of the transaction, which is expected to occur in July 1994, is subject to certain conditions, including completion of Buyer's bank financing and receipt of certain contractual consents and of an opinion of W&G's financial advisors that the transaction is fair to W&G from a financial point of view.

      This description provides an overview of the Sale and Purchase Agreement and is qualified in its entirety by the full text of the Sale and Purchase

Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K.



ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
        INFORMATION AND EXHIBITS
      The Index to Exhibits to this Report is incorporated herein by reference.

                                   SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:June 20, 1994

                                     WILLCOX & GIBBS, INC.



                                     By     /s/ Allan M. Gonopolsky
                                         ------------------------------
                                         Allan M. Gonopolsky
                                         Vice President,
                                         Chief Financial Officer
                                         and Corporate Controller

                             WILLCOX & GIBBS, INC.



                         INDEX TO EXHIBITS TO FORM 8-K
                              dated June 15, 1994





Exhibit No.,             Description

2.1                      Sale and Purchase Agreement, dated as of June 15,
                         1994, among WG, Inc., WG Apparel, Inc. and Willcox &
                         Gibbs, Inc.